Exhibit 10.5

AWARD AGREEMENT OF

DIRECTOR long-term compensation AWARD

GRANTED PURSUANT TO THE

TRANSCAT, INC. 2021 STOCK INCENTIVE PLAN

Participant:
Number of Restricted Stock Units Awarded:
Date of Grant:

1.	Grant of Restricted Stock Unit Award. This Award Agreement serves to notify you that the Board of Directors of Transcat, Inc., an Ohio corporation (“Transcat”), has granted to you, under Transcat’s 2021 Stock Incentive Plan (the “Plan”), a restricted stock unit award (the “Award”), on the terms and conditions set forth in this Award Agreement and the Plan, of the number of Restricted Stock Units (“RSUs”) set forth above. Each RSU entitles you to receive from Transcat one Share of Transcat’s Common Stock, $0.50 par value per share (the “Common Stock”), which will vest (become non-forfeitable) as set forth in Sections 2 and 3 and will be payable in the form of Shares of Transcat’s Common Stock as set forth in Section 4, all in accordance with the terms of this Award Agreement, the Plan, and any rules and procedures adopted by the Committee. The Plan is incorporated herein by reference and made a part of this Award Agreement. Capitalized terms not defined herein have the respective meanings set forth in the Plan.
2.	Vesting. The RSUs subject to the Award will vest, based on your continued service on the Board of Directors of Transcat through the Vesting Date (as defined herein), in full on the first anniversary of the Date of Grant (the “Vesting Date”).
3.	Effects of Certain Events.

a.	General. Subject to Section 3(b) of this Award Agreement, in the event that your service on the Board of Directors of Transcat is terminated prior to the Vesting Date, all RSUs that are not vested as of the date of such termination are automatically forfeited.

b.	Change in Control. Upon a Change in Control of Transcat, the provisions of Section 7.1 of the Plan shall automatically and immediately become operative with respect to the Award.

4.	Issuance of Shares of Common Stock. Unless the RSUs are forfeited prior to the Vesting Date as provided in Sections 2 and 3 above, the RSUs will be payable in the form of Common Stock as soon as administratively practicable following the Vesting Date, but no later than the 15th day of the third month following the end of the year in which the Vesting Date occurs (the “Payment Date”). Each vested RSU will be payable in the form of one share of Common Stock on the Payment Date. Shares of Common Stock will be registered on the books of Transcat in your name as of the Payment Date and delivered to you as soon as practical thereafter, in certificated or uncertificated form, as you shall direct. You understand that Transcat will, and you hereby authorize Transcat to, issue such instructions to its transfer agent as Transcat may deem necessary or proper to comply with the intent and the purposes of this Award Agreement. Notwithstanding the foregoing provisions of this Section 4, if you make a valid election to defer receipt of the Shares of Common Stock pursuant to the terms of a nonqualified deferred compensation plan maintained by Transcat, payment of vested RSUs shall be made in accordance with that election and the terms of such nonqualified deferred compensation plan.

5.	Nontransferability. The RSUs awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of the RSUs is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon the RSUs, your right to such RSUs shall be immediately forfeited to Transcat, and this Award Agreement shall be null and void.
6.	No Shareholder Rights. The RSUs do not entitle the Participant to any rights of a shareholder of Common Stock, including dividends or voting rights.
7.	Restrictions on Issuance of Shares. If at any time Transcat determines that listing, registration or qualification of the shares of Common Stock subject to this Award upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the Award or issuance of certificate(s) for Common Stock hereunder, then, subject to the limitations imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such Award or issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to Transcat.
8.	Plan Controls. The Award is subject to all of the provisions of the Plan, and is further subject to all the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Plan. In the event of any conflict among the provisions of the Plan and this Award Agreement, the provisions of the Plan will be controlling and determinative.
9.	Taxes. You are responsible for any and all federal, state and local taxes (other than stock transfer or issuance taxes) arising as a result of the vesting of the RSUs or the delivery of the shares of Common Stock to you pursuant to this Award or any subsequent sale of the shares of Common Stock by you.
10.	Section 409A. This Award Agreement and the RSUs granted hereunder are intended to be exempt from the requirements of Section 409A of the Code and shall be construed and interpreted in a manner consistent with such intent.

ACKNOWLEDGEMENT

The undersigned Participant acknowledges receipt of, and understands and agrees to, this Award Agreement and the Plan. The Participant further acknowledges that as of the date of grant, this Award Agreement and the Plan set forth the entire understanding between the Participant and Transcat regarding the grant of the RSUs under the Award and supersede all prior oral and written agreements on that subject.

Date:
Transcat, Inc.

By:

Participant:

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